Exhibit (a) (5)
NEWS release
MERIDIAN GOLD’S BOARD UNANIMOUSLY RECOMMENDS SHAREHOLDERS REJECT YAMANA’S UNSOLICITED OFFER
Reno, NV – July 31, 2007 – Meridian Gold Inc. (“Meridian Gold” or the “Company”) (TSX:MNG) (NYSE:MDG) today announced that its Board of Directors unanimously recommends that shareholders reject the unsolicited offer by Yamana Gold Inc. (“Yamana”) to acquire the common shares of Meridian Gold. The Board determined that the Yamana offer fails to provide full value for Meridian Gold shares and is an attempt by Yamana to acquire Meridian Gold without offering adequate consideration to Meridian Gold shareholders. Accordingly, the Board recommends that Meridian Gold shareholders reject the Yamana offer and not tender any of their shares.
Brian Kennedy, Chairman of Meridian Gold’s Board of Directors, stated, “After careful review, the Board has concluded that the Yamana offer does not adequately reflect the value of Meridian Gold’s world-class precious metal assets, our successful exploration, development and operating track record and our very attractive development pipeline. In addition, Yamana’s bid is subject to numerous open-ended conditions and the further uncertainty created by the complex three-way proposed transaction with Northern Orion.”
Ed Dowling, Meridian Gold’s President and Chief Executive Officer, commented, “Meridian Gold has an enviable track record of discovering, developing and operating gold mines. Through a focused plan of organic growth, supplemented by disciplined acquisitions, we have assembled a world-class portfolio of producing mines and a strong development pipeline, which we believe has the potential to double our production. Meridian Gold is proud of its low cash-cost structure, high return on capital employed and consistent track record of increasing Proven & Probable reserves and converting resources to reserves. In short, Meridian Gold is a leading mid-tier gold producer with significant future upside.”
Mr. Dowling concluded, “Yamana’s offer fails to adequately compensate Meridian Gold shareholders for the Company’s core strengths and growth profile. In contrast to the value proposition presented by Meridian Gold, the Yamana offer exposes Meridian Gold shareholders to increased risks such as a significantly augmented base metals exposure, project development and financing concerns, greater geopolitical risk and potential future shareholder dilution.”
A copy of the Directors’ Circular, which sets forth in greater detail the Board’s recommendation and the reasons therefor, is being mailed to all Meridian Gold shareholders. These reasons include, but are not limited to, the following:

•	The Yamana offer fails to adequately compensate Meridian Gold shareholders for the value of Meridian Gold’s world-class asset base and its successful exploration, development and operating track record.

•	The Yamana offer fails to adequately compensate Meridian Gold shareholders for the Company’s very attractive development pipeline that will support significant near- and long-term growth.

•	The Yamana offer does not reflect an adequate premium for control of Meridian Gold.

•	The value of the Yamana shares is uncertain and is subject to significant risks, including risk associated with base metals exposure and project development risk.

•	The Yamana offer is extremely complex and highly conditional.

•	The Yamana offer is not a permitted bid under Meridian Gold’s shareholder rights plan.

•	The Board is exploring value-maximizing alternatives.
In addition, each of Meridian Gold’s financial advisors, BMO Capital Markets and Goldman, Sachs & Co., has provided a written opinion to Meridian Gold’s Board of Directors that, as of the date of such opinion and subject to certain assumptions and conditions set forth in such opinion, the consideration offered under the Yamana offer was inadequate, from a financial point of view, to Meridian Gold shareholders. The full text of these opinions, which Meridian Gold shareholders are urged to read in their entirety, is included in the Directors’ Circular.
BMO Capital Markets and Goldman, Sachs & Co. are acting as financial advisors to the Company. Canadian legal counsel to the Company is Fraser Milner Casgrain LLP and U.S. legal counsel is Skadden, Arps, Slate, Meagher & Flom LLP.
Additional Information for Meridian Gold Shareholders
Shareholders of Meridian Gold and other interested parties are advised to read Meridian Gold’s Directors’ Circular and the Solicitation/Recommendation Statement on Schedule 14D-9 filed with the U.S. Securities and Exchange Commission (“SEC”) on July 31, 2007 (including any amendments or supplements thereto and the other documents filed as exhibits thereto), because they contain important information. Shareholders may obtain a free copy of the Directors’ Circular and Meridian Gold’s Schedule 14D-9 at the Investor Relations section of Meridian Gold’s website at www.meridiangold.com, or by contacting Georgeson Shareholder, the information agent retained by Meridian Gold, at 1-888-605-7618. Free copies of the Directors’ Circular are also available at www.sedar.com and, together with Meridian Gold’s Schedule 14D-9, at www.sec.gov . The Directors’ Circular was filed by Meridian Gold as an exhibit to Meridian Gold’s Schedule 14D-9.
Conference Call
Meridian Gold is hosting a simultaneous live webcast of its conference call on Tuesday July 31, 2007, at 10:00 a.m. EDT through Thomson/CCBN. If you would like to listen to our conference call, you may dial (866) 356-4441 in the United States or Canada, and (617) 597-5396 from other international locations. Passcode # 91807894. All participants will be required to register with the operator. If you would prefer to follow the presentation on the web, go to the Company’s home page at www.meridiangold.com and click on the link under Calendar of Events. There will be a slide show available in conjunction with the call, which will also be available for viewing on the Meridian Gold website. You will need to have Windows Media Player installed on your computer and you will also be required to complete a registration page in order to log on to the webcast. For those whose schedules do not permit participation during the call, or for those who would like to hear the discussion again, a replay will be available for one week beginning at 9 a.m. EDT on Wednesday August 1, 2007 by dialing toll-free (888) 286-8010 or internationally (617) 801-6888. Passcode #48250224.
About Meridian Gold
A unique mid-tier gold producer, with world-class mining operations in Chile and Nevada and a pipeline of promising development and exploration projects throughout the Americas, Meridian Gold’s success to date has been based on grassroots gold discoveries and a low-cost strategy, resulting in a better approach to adding value and balancing growth. Meridian Gold strives to be “The Premier Value Gold Mining Company,” while building a better future for all of its stakeholders.
Cautionary Statement
This press release, including the discussion of the reasons for the Board of Directors’ recommendation that Meridian Gold shareholders reject the Yamana offer, contains forward-looking information (as defined in the Securities Act (Ontario)) and forward-looking statements (as defined in the United States Securities Exchange Act of 1934, as amended) that are based on expectations, estimates and projections as of the date of this press release. These forward-looking statements can often, but not always, be identified by the use of forward-looking terminology such as “plans”, “predicts”, “expects” or “does not expect”, “is expected”, “budget”, “scheduled”, “estimates”, “forecasts”, “intends”, “anticipates” or “does not anticipate”, or “believes”, or variations of such words and phrases, or statements that certain actions, events or results “may”, “could”, “would”, “might” or “will” be taken, occur or be achieved. Actual results and developments (including forecasted production, earnings and cash flows) are likely to differ, and may differ materially, from those expressed or implied by the forward-looking statements contained in this press release.
Forward-looking statements contained in this press release are based on a number of assumptions that may prove to be incorrect, including, but not limited to: the value of the assets of Meridian Gold, Yamana and Northern Orion; the successful completion of new development projects, planned expansions or other projects within the timelines anticipated and at anticipated production levels; the accuracy of reserve and resource estimates, grades, mine life and cash cost estimates; whether mineral resources can be developed; interest and exchange rates; the price of gold and other metals; the strength of the economic fundamentals of gold relative to other base metals; competitive conditions in the mining industry; title to mineral properties; financing requirements; general economic conditions; changes in laws, rules and regulations applicable to Meridian Gold; and whether or not an alternative transaction superior to the Yamana offer may emerge. In addition to being subject to a number of assumptions, forward-looking statements in this press release involve known and unknown risks, uncertainties and other factors that may cause actual results and developments to be materially different from those expressed or implied by such forward-looking statements, including the risks identified under “Note Concerning Resource Calculations” in Meridian Gold’s Directors’ Circular as well as the risks identified in the filings by Meridian Gold with the SEC and Canadian provincial securities regulatory authorities, including Meridian Gold’s Annual Report on Form 40-F for the fiscal year ended December 31, 2006.

Meridian Gold believes that the expectations reflected in the forward-looking statements contained in this press release are reasonable, but no assurance can be given that these expectations will prove to be correct. In addition, although Meridian Gold has attempted to identify important factors that could cause actual actions, events or results to differ materially from those described in forward-looking statements, there may be other factors that cause actions, events or results not to be as anticipated, estimated or intended. Accordingly, you should not place undue reliance on any forward-looking statements contained in this press release.
Contact
Meridian Gold Inc.
Krista Muhr, 800-572-4519
Senior Manager, Investor Relations
Fax: 775-850-3733
krista.muhr@meridiangold.com
or
Georgeson Shareholder
1-888-605-7618
1-212-440-9800
or
Media Relations:
Sard Verbinnen & Co.
Dan Gagnier, 212-687-8080 x.226
Paul Kranhold, 415-618-8750
Meridian Gold Inc.
9670 Gateway Drive, Suite 200, Reno, Nevada 89521
Phone: (775) 850-3777 Fax: (775) 850-3733